Exhibit 10.95

August 19, 2009

William Houghton

Dear Bill:

As discussed, your employment position is being eliminated and your employment will terminate as a result. This letter sets forth the substance of the separation agreement (the “Agreement”) that Anesiva Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be August 19, 2009 (the “Separation Date”). As set forth in section 20 below, the Company will engage you to provide certain services following your separation from employment.

2. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Benefits. Although the Company otherwise has no obligation to do so, if you sign this Agreement on or after the Separation Date, the Company will provide you the following severance benefits (the “Severance Benefits”), pursuant to the Company’s Severance Benefit Plan (the “Severance Plan”, a copy of which is attached as Exhibit A):

(a) Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date through February 28, 2010, excluding any company-wide furlough periods. In the event of a furlough, your payments will be extended past February 28, 2010 for the length of the furlough period. The Company will also pay your $4,000 a month housing premium until the expiration of your current lease in September 2009. These payments will be made on the Company’s regular pay schedule, and will be subject to standard payroll deductions and withholdings.

(b) Health Insurance. To the extent provided by federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you timely elect continued coverage under COBRA, the Company, as an additional severance benefit under this Agreement, will pay your COBRA premiums to continue your group health insurance coverage at the level in effect as of the Separation Date through March 31, 2010. The Company’s obligation to pay COBRA Premiums shall commence when you execute this Agreement.

Mr. Houghton

4. Equity. Under the terms of your stock option and/or restricted stock unit agreement(s) and the applicable plan documents, vesting of your stock options and restricted stock units will cease as of the Separation Date. Your right to exercise any vested shares/units, and all other rights and obligations with respect to your stock options and/or restricted stock units, will be as set forth in your stock option and/or restricted stock unit agreements, grant notices and applicable plan documents.

5. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, bonus payment, severance, stock option vesting, or benefits after the Separation Date, with the sole exception of any benefit, the right to which has vested as of the Separation Date under the express terms of a Company benefit plan (e.g., 401(k) plan).

6. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will also pay reasonable relocation expenses to ship your personal belongings from the Bay Area to Texas. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return Of Company Property. You agree that, on the February 28, 2010, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, any Company equipment, files, correspondence, memoranda, reports, lists, proposals, agreements, drafts, notes, minutes, drawings, records, plans, forecasts, purchase orders, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, financial and operational information, technical information, specifications, computer-recorded information, electronic information (including email and correspondence), other tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information on the Separation Date. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a precondition of your receipt of the Severance Benefits.

Mr. Houghton

8. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

10. Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

13. Nonsolicitation of Employees. You agree that for twelve (12) months after the Separation Date, you will not, either directly or through others, solicit, induce, or attempt to solicit or induce any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company.

14. Release of Claims. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled (including but not limited to the Severance Benefits) and as required by the Severance Plan, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims

Mr. Houghton

arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims arising out of or related to the Anesiva, Inc., Amended and Restated Executive Change in Control and Severance Benefit Plan. By this Agreement and the benefits it provides, you agree to waive all right or entitlement to any benefits under said Change in Control Plan; (c) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Pennsylvania Human Relations Act (as amended), and the California Fair Employment and Housing Act (as amended).

15. Exception. You are not releasing any claim that cannot be waived under applicable state or federal law, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. The foregoing notwithstanding, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the Pennsylvania Human Relations Commission, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

16. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act (“ADEA”), and that the consideration given for the ADEA Waiver and release in paragraph 3 hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your ADEA Waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days from the date you receive this Agreement to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Company’s Senior Director of Human Resources; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

Mr. Houghton

17. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

18. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

19. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

20. Consulting Arrangement. As further consideration for the Severance Benefits, the Company retains you to provide the following services following termination of your employment and during the period you receive the Severance Benefits, that is, until February 28, 2010: You will complete the close-out of the following clinical studies documentation:

•	Osteoarthritis Legacy Study;

Mr. Houghton

•	Cholecystectomy

•	Hernia Study; and,

•	Normal Volunteers

or as designated by the Company. You will be available to assist in the review and close out of the following on-going studies:

•	OA of the Knee

•	TKA

•	Bunionectomy

•	THA; and,

•	Shoulder.

You also agree to cooperate with and be available to the Company to ensure the orderly and successful transition of your departure from the Company and your successor’s assumption of your responsibilities and duties. You acknowledge that your obligation to cooperate with the Company includes, and may extend beyond, the period in which you receive compensation from the Company in accordance with this Agreement. You acknowledge that your full cooperation in the transition is an essential and material part of this Agreement, and that you will do whatever is reasonably necessary to ensure a smooth transition, including being available to the Company if and when needed. You further acknowledge that any breach of this paragraph may result in the cessation of any and all obligations of the Company to you. The Company will respect your commitments to your future employers, customers and clients, and will attempt to accommodate your business interests if and when the Company needs your cooperation or assistance. The Company will continue to pay your bi-monthly relocation payments until your lease expires in September 2009, and the Company will reimburse you for business travel and entertainment (“T&E”) in accordance with Company policy for any authorized travel for the Company during the six-month Severance Period. You may provide these services from any location and are not required to provide them from the Company’s premises.

If this Agreement is acceptable to you, please sign below no earlier than the Separation Date and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement. The Company’s offer contained herein will automatically expire if you do not accept it by the date that is the later of: (a) twenty-one (21) days after you receive this letter; or (b) your Separation Date.

Mr. Houghton

We wish you the best in your future endeavors.

Sincerely,

Anesiva Inc.

By:	/s/ John H. Tran
John Tran
VP, Finance and Chief Accounting Officer

Exhibit A – Anesiva Inc. Severance Benefit Plan

Exhibit B – Employee Proprietary Information and Inventions Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ William Houghton
WILLIAM HOUGHTON

Date:	8/19/09